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                                                                   Exhibit 5


January 16, 2002



First Citizens Banc Corp
100 East Water Street
Sandusky, Ohio 44870



Ladies and Gentlemen:


         Reference is made to Amendment No. 1 to the Registration Statement on Form S-4 ("Registration Statement") to be filed by First Citizens Banc Corp ("First Citizens") in connection with the issuance of up to 1,080,000 of its common shares, no par value (the "First Citizens Common Shares"), upon the terms and conditions set forth in the Merger Agreement dated as of November 1, 2001 by and between First Citizens and Independent Community Banc Corp. ("ICBC") (the "Merger Agreement"), relating to the merger of ICBC with and into First Citizens. We have examined such documents and matters of law as we have deemed necessary or appropriate for the purpose of rendering this opinion.

         Based upon the foregoing, we are of the opinion that the First Citizens Common Shares, when issued by First Citizens as contemplated in the Merger Agreement and the Registration Statement, will be legally issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to Amendment No. 1 to the Registration Statement and to the reference of our firm under the caption "Legal Opinions" in the prospectus/proxy statement contained therein.


                                            Respectfully submitted,


                                            /s/ Squire, Sanders & Dempsey L.L.P.
                                            ------------------------------------
                                            SQUIRE, SANDERS & DEMPSEY L.L.P.